[THE LEBRECHT GROUP, APLC LETTERHEAD]


                                 April 23, 2003



Anza  Capital,  Inc.
3200  Bristol  Street,  Suite  700
Costa  Mesa,  CA  92626

Ladies  and  Gentlemen:

     You have requested our opinion as counsel for Anza Capital, Inc., a Nevada corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 750,000 shares of Company common stock issuable under the Anza Capital, Inc. 2003 Omnibus Securities Plan.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about April 25, 2003 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                         Sincerely,

                         /s/  The  Lebrecht  Group

                         The  Lebrecht  Group,  APLC